Exhibit 5.1

November 12, 2004

Citizens Communications Company
3 High Ridge Park
Stamford, Connecticut 06905

Re:          Citizens Commmunications Company — Registration Statement on Form S-3

Ladies and Gentlemen:

                We have acted as special counsel to Citizens Communications Company, a Delaware corporation (the “Company”), in connection with (i) the issuance by the Company of up to $700,000,000 in aggregate principal amount of 6¼% senior notes due 2013 (the “Notes”) pursuant to the prospectus supplement dated November 8, 2004 (the “Prospectus Supplement”) to the prospectus dated May 9, 2001 forming part of the Registration Statement of the Company on Form S-3, File No. 333-58044 as amended by Amendment No. 1 thereto (as amended, the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) and (ii) the Current Report on Form 8-K of the Company to be filed with the Commission on November 12, 2004 (the “Current Report”). The Notes will be issued pursuant to the Indenture, dated as of May 23, 2001 (the “Indenture”), between the Company and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as trustee (the “Trustee”), as supplemented by the Third Supplemental Indenture thereto, dated as of November 12, 2004 (the “Supplemental Indenture”).

                In rendering the opinion set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Indenture, the Supplemental Indenture and originals, telecopies or photocopies, certified or otherwise identified to our satisfaction, of such records of the Company and all such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents, certificates and corporate or other records as we have deemed necessary or appropriate as a basis for this opinion. As to all matters of fact (including, without limitation, matters of fact set forth in this opinion), we have relied upon and assumed the accuracy of statements and representations of officers and other representatives of the Company and others. In our examination, we have assumed the genuineness of all signatures (other than those on behalf of the Company), the legal capacity of natural persons signing or delivering any instrument, the authority of all persons signing the Registration Statement, the Indenture and the Supplemental Indenture, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, certified or otherwise, and the authenticity of the originals of such documents, and that the Indenture has been duly authorized, executed and delivered by the Trustee.

                Based upon the foregoing, and in reliance thereon, and subject to the qualifications, assumptions and exceptions heretofore and hereinafter set forth, we are of the opinion that the Indenture has been duly authorized, executed and delivered by the Company and is valid and binding and enforceable against the Company in accordance with its terms, and when (a) the Supplemental Indenture is duly executed and delivered by the Company substantially in the form attached as Exhibit 4.1 to the Current Report, (b) the Supplemental Indenture is duly authorized, executed and delivered by the Trustee substantially in the form attached as Exhibit 4.1 to the Current Report and (c) the Notes are duly executed by the Company and authenticated in accordance with the terms of the Indenture and issued and delivered in accordance with the terms of the Indenture, as supplemented by the Supplemental Indenture, against payment therefor as contemplated by the Prospectus Supplement, the Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

                Our opinions set forth in the foregoing paragraph are (in addition to any other limitations set forth herein) limited by the laws, principles and public policies referred to in the following clauses (a) through (c):

                                                                (a)           Applicable bankruptcy, receivership, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting the enforcement of the rights and remedies of creditors, secured parties and parties to contracts generally.

                                                                (b)           General principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and the exercise of equitable powers by a court of competent jurisdiction (and no opinion is given herein as to any specific or equitable relief of any kind or as to the availability of equitable remedies).

                                                                (c)           Law and public policy governing provisions of any of the Indenture, Supplemental Indenture or Notes with respect to contribution, reimbursement, indemnification or the like or prospectively releasing a party with respect to any liability or claim.

                We do not express, or purport to express, any opinion with respect to the laws of any jurisdiction other than the laws of the State of Connecticut, the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal securities laws of the United States of America.

                We hereby consent to the filing of this letter as an exhibit to the Current Report and further consent to the use of our name under the heading “Legal Matters” in the Prospectus which forms a part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Commission. This opinion is given as of the date hereof and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter occur or come to our attention or any changes in law which may hereafter occur.

Very truly yours,

Finn Dixon & Herling LLP